INDEPENDENT CONTRACTOR/CONSULTING AGREEMENT

     THE AGREEMENT is made and entered into as 28 June 2002, by and between Oasis Information Systems, Inc., hereinafter referred to as Client, with its principal place of business at 411-850 West Hastings Street, Vancouver BC V6C 1E1, and Stuart Gall with his place of business at 303-2365 West 2nd Avenue, Vancouver, BC V6K 1Y3 hereinafter referred to as Consultant.
RECITALS

     A. WHEREAS, Client is a public company trading on the OTCBB under the symbol OSYS.

     B. WHEREAS, the Consultant is knowledgeable in the areas of business operations of the Company and possesses experience in merger structure, corporate image advertising, business development and business strategy; and specifically as administrator of public companies.

     C. WHEREAS, the Company wishes to engage the Consultant on a nonexclusive basis as an independent contractor to utilize Consultants experience and business knowledge to administer the affairs of the Company, specifically to provide accounting and filing related services of public companies to the Company.

     D. WHEREAS, the Consultant is willing to be so retained on the terms and conditions set forth in this Agreement.

AGREEMENT

     NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter set forth, the parties hereto agree as follows:

     1. Engagement. The Company hereby retains and engages Consultant to perform the following consulting services (the Consulting Services):

     1.1 Duties of Consultant. The Consultant will provide such services and advice to the Company so as to assist the Company with matters relating to acquisition targets for the Company and administer the structure of mergers or other acquisitions. Without limiting the generality of the foregoing, Consultant will also assist the Company in administering, studying and evaluating acquisition proposals, review reports and studies thereon when advisable, and assist in negotiations and discussions pertaining thereof. Nothing contained herein constitutes a commitment on the part of the Consultant to find an acquisition target for the Company or, if such target is found, that any transaction will be completed. Consultant will assist the Company in creating its corporate image advertising, business development and business strategy.

     2. Duties Expressly Excluded. This Agreement expressly excludes the Consultant from providing any and all capital formation and/or public relation services to the Company inclusive of but not limited to: (i) direct or indirect promotion of the Companys securities;

     (ii)  assistance  in making of a market in the  Companys  securities;  and
(iii) assistance in obtaining debt and/or equity financing. The Consultant shall not have the power of authority to bind the Company to any transaction without the Companys prior written consent.

     3. Consideration. Client and Consultant agree that Consultant shall receive from the Client a fee of Fifty Thousand shares of Clients common stock, in advance, as consideration for the services rendered or to be rendered pursuant to this Agreement.

     4. Term. This Agreement shall be effective for a term of twelve months (12) starting from the date first above written unless sooner terminated upon mutual written agreement of the parties hereto.

     5. Expenses. Consultant shall bear his out-of-pocket costs and expenses incident to perform the Consulting Services, without a right of reimbursement from the Company unless such expenses are pre-approved by the Company.
     6. Consultants Liability. In the absence of gross negligence or willful misconduct on the part of the Consultant or the Consultants breach of any terms of this Agreement, the Consultant shall not be liable to the Company or to any officer, director, employee, stockholder or creditor of the Company, for any act or omission in the course of or in connection with the rendering or providing of services hereunder. Except in those cases where the gross negligence or willful misconduct of the Consultant or the breach by Consultant of any terms of this Agreement is alleged and proven, the Company agrees to defend, indemnify, and hold harmless from and against any and all reasonable costs, expenses and
liability  (including   reasonable  attorneys  fees  paid  in  the  defense  of
Consultant) which may in any way result from services rendered by the Consultant pursuant to or in any connection with this Agreement. This indemnification expressly excludes any and all damages as a result of any actions or statements, on behalf of the Company, made by the Consultant without the prior approval or authorization of the Company.

     7. Companys Liability. The Consultant agrees to defend, indemnify and hold the Company harmless from an against any and all reasonable costs, expenses and liability (including reasonable attorneys fees paid in defense of the Company) which may in any way result pursuant to its gross negligence or willful misconduct or in any connection with any actions taken or statements made, on behalf of the Company, without the prior approval or authorization of the Company or which are otherwise in violation of applicable law.

     8. Representations. The Consultant makes the following representations: a. Consultant has no prior or existing legally binding obligations that are in conflict with its entering into this Agreement;

     b. Consultant shall not offer or make payment of any consideration to brokers, dealers or others for purposes of inducing the purchase, making of a market or recommendation for the purchase of the Companys securities;

     c. Consultant is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission;

     d. Consultants activities and operations fully comply with now and will comply with in the future all applicable state and federal securities laws and regulations;

     e. Consultant understands that, as a result of its services, it may come to possess material non-public information about the Company, and that is has implemented internal control procedures designed to reasonably to insure that it and none of its employees, agents, Consultant or affiliates, trade in the securities of client companies while in possession of material non-public information;
     f. During the Ter of this Agreement and for a period of two years thereafter, the Consultant shall treat as the Companys confidential trade secrets all data, information, ideas, knowledge and papers pertaining to the affairs of the Company. Without limiting the generality of the foregoing, such trade secrets shall include: the identity of the Companys customers, suppliers and prospective customers and suppliers; the identity of the Companys creditors and other sources of financing, the Companys estimating and costing procedures and the costs and gross prices charged by the Company for its products, the prices or other consideration charged to or required of the Company bu any of its suppliers or potential suppliers; the Companys sales and promotional policies; and all information relating to entertainment programs or properties being developed or otherwise developed by the Company. The Consultant shall not reveal said trade secrets to others except in the proper exercise of its duties for the Company, or use their knowledge thereof in any way that would be detrimental to the interest of the Company, unless compelled to disclose such information by judicial or administrative process; provided, however, that the divulging of information shall not be a breach of this Agreement to the extent that such information was (i) previously known by the party to which it is divulged, (ii) already in the public domain, all through no fault of the Consultant, or (iii) required to be disclosed by Consultant pursuant to judicial or governmental order;

     The Consultant shall also treat all information pertaining to the affairs of the Companys suppliers and customers and prospective suppliers and customers as confidential trade secrets of such customers and suppliers and prospective customers and suppliers; and

     g. Consultant agrees to notify the Company immediately if, at any time, any of the representations and warranties made by the Consultant herein are no longer true and correct or if a breach of any of the representations and warranties made by the Consultant herein occurs.

9.  The Company makes the following representations:

     a. The Company is not currently the subject of an investigation or inquiry by the Securities and Exchange Commission, the NASD, or any state securities commission;
b.  The Company is in good standing in its state of incorporation;

     c. The Company and its senior management are not aware of any materially adverse events not previously disclosed in the Companys annual and quarterly reports with the Securities and Exchange Commission.

     10. Entire Agreement. This Agreement embodies the entire agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior agreements and understandings related to the primary subject matter hereof. This Agreement shall not be modified except by written instrument duly executed by each of the parties hereto.

     11. Waiver. No waiver of nay provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

     12. Assignment and Binding Effect. This Agreement and the rights hereunder may not be assigned by the parties (except by operation of law or merger) and shall be binding upon and inure to the benefits of the parties and their respective successors, assigns and legal representatives.

     13. Notices. Ant notice or other communications between the parties hereto shall be sufficiently given if sent by certified or registered mail, postage prepaid, or faxed and confirmed at the following locations:

Company:

                  411-850 West Hastings
                  Vancouver, BC
                  Canada

Consultant:
                  303-2365 West 2nd Avenue
                  Vancouver, BC
                  Canada

     or at such location as the addressee may have specified in notice duly given to the sender as provided herein. Such notice or other communications shall be deemed to be given on the date of receipt.

     14. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is deemed unlawful or invalid for any reason whatsoever, such unlawfulness or invalidity shall not affect the validity of this Agreement.

     15. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of Nevada, without giving effect to conflicts of laws.

     16. Headings. The headings of this Agreement are inserted solely for the convenience of reference and are not part of, and are not intended to govern, limit or aid in the construction of any term or provision hereof.

     17. Further acts. Each party agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement.

     18. Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

     19. Independent Contractor Status. There is no relationship, partnership, agency, employment, franchise or joint venture between the parties. The parties have no authority to bind the other or incur any obligations on their behalf.

     20. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. IN WITNESS WHEREOF, the parties hereto duly execute this Agreement as of the date first written above.

By:/s/ Stuart Gall
         Stuart Gall, Consultant

By: /s/ Alex Anderson
         Oasis Information Systems Inc. the Client